Exhibit 10.1
EXECUTION COPY
FOURTH AMENDMENT
TO CREDIT AGREEMENT
     THIS FOURTH AMENDMENT TO CREDIT AGREEMENT, dated as of May 31, 2007 (this “Amendment”), is by and among HAMILTON BEACH/PROCTOR-SILEX, INC., a Delaware corporation (the “Company”), its U.S. and Canadian Subsidiaries identified as Subsidiary Borrowers on the signature pages hereto (the “Subsidiary Borrowers”) (hereinafter, the Company and the Subsidiary Borrowers are collectively referred to as the “Borrowers” or individually referred to as a “Borrower”), each of the financial institutions identified as Lenders on the signature pages hereto (the “Lenders”), WACHOVIA BANK, NATIONAL ASSOCIATION (“Wachovia”), as administrative agent for the Lenders (the “Administrative Agent” or the “Agent”), WACHOVIA CAPITAL FINANCE CORPORATION (CANADA) (as successor to Congress Financial Corporation (Canada)), as Canadian Agent (the “Canadian Agent”), KEYBANK, NATIONAL ASSOCIATION, as Syndication Agent, and BANK OF AMERICA, N.A. (as successor to Fleet Capital Corporation) and NATIONAL CITY BUSINESS CREDIT, INC., as Documentation Agents.
W I T N E S S E T H:
     WHEREAS, pursuant to a Credit Agreement dated as of December 17, 2002 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among the Borrowers, the Lenders and the Administrative Agent, the Lenders have extended commitments to make certain credit facilities available to the Borrowers;
     WHEREAS, the Borrowers have requested that the Credit Agreement be amended as described herein;
     WHEREAS, the Lenders are willing to make such amendments to the Credit Agreement and to grant such waivers, subject to the terms and conditions hereof;
     NOW, THEREFORE, in consideration of the agreements herein contained, the parties hereby agree as follows:
PART I
DEFINITIONS
     SUBPART 1.1. Certain Definitions. Unless otherwise defined herein or the context otherwise requires, the following terms used in this Amendment, including its preamble and recitals, have the following meanings:
     “Fourth Amendment Effective Date” is defined in Subpart 3.1.

     SUBPART 1.2. Other Definitions. Unless otherwise defined herein or the context otherwise requires, terms used in this Amendment, including its preamble and recitals, have the meanings provided in the Credit Agreement (as amended hereby).
PART II
AMENDMENTS TO CREDIT AGREEMENT
     Effective on (and subject to the occurrence of) the Fourth Amendment Effective Date, the Credit Agreement is hereby amended in accordance with this Part II.
     SUBPART 2.1. Amendments to Section 1.1. Section 1.1 of the Credit Agreement is hereby amended as follows:
     (A) The definition of “Applicable Percentage” is hereby deleted in its entirety and replaced with the following:
     “Applicable Percentage” means for Eurodollar Loans, Base Rate Loans, Bankers’ Acceptances, Letter of Credit Fees and Unused Fees, the appropriate applicable percentages corresponding to the Quarterly Average Excess Availability as shown below:

		Applicable Percentage
		for Eurodollar Loans,	Applicable
		Bankers’ Acceptances	Percentage for	Applicable
	Quarterly Average	and Letter of Credit	Base Rate	Percentage for
Tier	Excess Availability	Fees	Loans	Unused Fees
1	Less than $12,000,000	2.00%	0.50%	0.20%
2	Greater than or equal to $12,000,000 but less than $20,000,000	1.75%	0.25%	0.20%
3	Greater than or equal to $20,000,000 but less than $30,000,000	1.50%	0.00%	0.20%
4	Greater than or equal to 30,000,000 but less than $40,000,000	1.25%	0.00%	0.20%
5	Greater than or equal to $40,000,000	1.00%	0.00%	0.20%
The Applicable Percentages shall be determined and adjusted quarterly on the first day of each quarter (each a “Calculation Date”); provided, however, that (i) the initial Applicable Percentages shall be based on Tier Level 4 (as shown above) and shall remain at Tier Level 4 until the fiscal quarter commencing October 1, 2007, and, thereafter, the Tier Level shall be determined by the Quarterly Average Excess Availability for the immediately preceding fiscal quarter, and (ii) if the Company fails to provide the Borrowing Base Certificate required by Section 7.1(i) for any month as required by and within the time limits set forth in Section 7.1(i) and such Borrowing Base Certificate has not been provided by the next Calculation Date, the Applicable Percentages shall be based on Tier Level 1 until five (5) Business Days after such Borrowing Base Certificate is provided, whereupon the Tier Level shall be determined by the then current Quarterly Average Excess Availability; provided, that such new Tier Level shall be effective only from the fifth Business Day following the date of delivery of such Borrowing Base Certificate and no interest paid at the higher Tier Level shall be rebated to the Borrowers. Except as set forth above, each Applicable Percentage shall be effective from one Calculation Date until the next Calculation Date. Any adjustment in the Applicable Percentage shall be applicable to all existing Loans and Letters of Credit as well as any new Loans made or Bankers’ Acceptances or Letters of Credit issued.
     (B) The definition of “Benefit Plan” is hereby amended by adding the following sentence to the end thereof:
     From and after the Spinoff, such term shall not include The Combined Defined Benefit Plan of NACCO Industries, Inc. and Its Subsidiaries or The NACCO Materials Handling Group, Inc. Defined Benefit Plan for Union Employees.
     (C) The definition of “Change of Control” is hereby deleted in its entirety and replaced with the following:
     “Change of Control” means the occurrence of any of the following events: (a) (i) prior to the occurrence of the Spinoff, NACCO shall fail to own, directly or indirectly, 100% of the outstanding shares of Capital Stock of Holdings, or (ii) upon or after occurrence of the Spinoff: (A) any “Person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) other than a Permitted Holder, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause such Person or group shall be deemed to have “beneficial ownership” of all securities that any such Person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of Voting Stock representing more than 25% of the voting power of the total outstanding Voting Stock of Holdings; provided, that, in the event that Permitted Holders collectively are the beneficial owners of, or have the right to acquire, 33% or more of the voting power of the total outstanding Voting Stock of Holdings, the such threshold percentage shall be 40% instead of 25%; or (B) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of Holdings (together with any new directors whose election to such Board of Directors or whose nomination for election was approved by a vote of 66 2/3% of the directors of Holdings then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of Holdings; (b) Holdings shall fail to own, directly or indirectly, 100% of the outstanding shares of Capital Stock of the Company; or (c) the Company shall fail to own, directly or indirectly, 100% of the outstanding shares of Capital Stock of the other Credit Parties owned by the Company as of the Closing Date except in accordance with a transaction permitted pursuant to this Agreement. For the avoidance of doubt, the Spinoff shall not constitute a Change of Control.
     (D) The definition of “Consolidated adjusted EBITDA” is hereby deleted in its entirety and replaced with the following:
     “Consolidated Adjusted EBITDA” means, for any applicable period of computation, without duplication, the sum of (i) Consolidated EBITDA for such period plus (ii) nonrecurring items determined by the Company and acceptable to the Required Lenders for such period, plus (iii) equity contributions made in cash by Holdings to the Company during such period or within thirty days following the end of such period and specifically designated for allocation to such period and not in the period in which made, plus (iv) restricted stock awards and retention payments not to exceed $3,000,000 during such period; provided, that for the measurement period set forth below, the amounts set forth below for each such measurement period shall be added back to “Consolidated Adjusted EBITDA”.

Measurement Period Ending	Amount
June 30, 2007	$6,174,000
September 30, 2007	$3,766,000
December 31, 2007	$1,945,000
March 30, 2008	$1,797,000
June 30, 2008 and thereafter	$0
     The applicable period of computation shall be the trailing 12-month period ending as of the date of determination.
     (E) The definition of “Consolidated Fixed Charges” is hereby deleted in its entirety and replaced with the following:
     “Consolidated Fixed Charges” means, for any applicable period of computation, without duplication, the sum of (i) all Consolidated Interest Expense and termination payments under Hedging Agreements and other fees and charges associated with Funded Debt (including, in the case of any Credit Party, Loans, Letters of Credit and Bankers’ Acceptances), to the extent paid in cash during the applicable period (other than the amortization of deferred financing fees and expenses included in Consolidated Interest Expense) plus (ii) all payments of principal on Consolidated Funded Debt for the applicable period, other than mandatory prepayments of the Term Loan Obligations, plus (iii) cash dividends or other distributions paid by the Company pursuant to Section 9.11 during the applicable period. Except as otherwise provided herein, the applicable period of computation shall be the trailing 12-month period ending as of the date of determination. Notwithstanding the foregoing, the Dividend shall be excluded from Consolidated Fixed Charges.
     (F) The definition of “Credit Documents” is hereby deleted in its entirety and replaced with the following:
     “Credit Documents” means this Credit Agreement, the Intercreditor Agreement, the Fourth Amendment Fee Letter, the Revolving Credit Notes, the LOC Documents, the BA Documents, the Guaranty Agreements, the Security Documents and all other documents and instruments executed or delivered pursuant thereto, as the same may be modified, amended, extended, restated or supplemented from time to time.
     (G) The definition of “ERISA Event” is hereby amended by adding the following new sentence to the end thereof:
     Notwithstanding the foregoing, neither the Spinoff nor the payment of the Dividend shall be considered an ERISA Event under this Agreement.
     (H) The definition of “Maturity Date” is hereby deleted in its entirety and replaced with the following:
     “Maturity Date” means July 31, 2012.
     (I) The definition of “Permitted Investments” is hereby amended by re-lettering clause (m) as clause (n) and adding the following new clause (m):
     (m) Permitted Acquisitions; and
     (J) The definition of “Permitted Liens” is hereby amended by deleting clause (k) and replacing it with the following:
     (k) Liens granted in favor of the Term Loan Administrative Agent to secure the Term Loan Obligations, so long as the Intercreditor Agreement or a replacement intercreditor agreement satisfactory to Agent and all the Lenders is in effect.
     (K) The definition of “Restricted Payments” is hereby amended by adding a new clause (v) at the end thereof which shall read as follows:

     (v) any payment or prepayment of principal of, premium, if any, or interest on, redemption, purchase, retirement, defeasance, sinking fund or similar payment with respect to, any Subordinated Debt of any Credit Party of any of its Subsidiaries.
     (L) The definition of “Senior Financial Officers” is hereby deleted in its entirety and replaced with the following:
     “Senior Financial Officers” means the Vice President, Chief Financial Officer and Treasurer; Treasurer; or Assistant Treasurer of the Company or any other Credit Party.
     (M) The definition of “Senior Management Members” is hereby amended to add the following titles: Vice President, Operations; Vice President, Chief Financial Officer and Treasurer.
     (N) The definition of “Single Employer Plan” is hereby amended by adding the following sentence to the end thereof:
     From and after the Spinoff, such term shall not include The Combined Defined Benefit Plan of NACCO Industries, Inc. and Its Subsidiaries or The NACCO Materials Handling Group, Inc. Defined Benefit Plan for Union Employees.
     (O) The definition of “Termination Event” is hereby amended by adding the following new sentence to the end thereof:
     Notwithstanding the foregoing, neither the Spinoff nor the payment of the Dividend shall be considered a Termination Event under this Agreement.
     (P) The definition of “U.S. Borrowing Base” is hereby deleted in its entirety and replaced with the following:
     “U.S. Borrowing Base” means a U.S. dollar amount equal to the sum of (a) an amount equal to the product of (i) 85% multiplied by (ii) the Eligible Accounts Receivable of the U.S. Borrowers, plus (b) the U.S. Eligible Inventory Amount, minus (c) reserves established by the Administrative Agent from time to time in its reasonable discretion, including, without limitation, a derivative reserve. Subject to the relevant terms and provisions set forth herein, the Administrative Agent at all times shall be entitled to adjust the advance rates and standards of eligibility under this Credit Agreement in its sole discretion. Promptly, and in any event within ten Business Days’ thereafter, the Administrative Agent will notify the Company if it establishes reserves or if it adjusts the advance rates and standards of eligibility under this Credit Agreement.

     (Q) The following definitions are hereby added to Section 1.1 of the Credit Agreement in appropriate alphabetical order:
     “Dividend” means a special, one-time dividend in an amount not to exceed $110,000,000 to NACCO or one of its wholly-owned subsidiaries made with the proceeds of the Term Loan.
     “Fourth Amendment” means that certain Fourth Amendment to Credit Agreement dated as of May 31, 2007 by and among the Company, the Subsidiary Borrowers, the Lenders, the Administrative Agent, the Canadian Agent and the Documentation Agents.
     “Fourth Amendment Effective Date” means May 31, 2007.
     “Fourth Amendment Fee Letter” means that certain Fee Letter dated April 26, 2007 from the Administrative Agent and the Arranger to the Company.
     “Intercreditor Agreement” means the Intercreditor Agreement to be entered into by and among the Administrative Agent, the Term Loan Administrative Agent and the Credit Parties in substantially the form of Exhibit A attached to the Fourth Amendment, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.
     “Permitted Acquisition” shall mean an acquisition or any series of related acquisitions by a Consolidated Party of (a) the assets or the outstanding Voting Stock or economic interests of any Person, (b) any division, line of business or other business unit of any Person or (c) Capital Stock of a joint venture constituting a majority of the Capital Stock of such Person to the extent such Consolidated Party already owns Capital Stock of such joint venture (such Person or such division, line of business or other business unit of such Person or such joint venture shall be referred to herein as the “Target”), in each case that is a type of business (or assets used in a type of business) permitted to be engaged in by the Borrowers and their Subsidiaries pursuant to the terms hereof, so long as (i) no Default or Event of Default shall then exist or would exist after giving effect thereto, (ii) the Administrative Agent, on behalf of the Lenders, shall have received (or shall receive in connection with the closing of such acquisition) a perfected security interest in all property (including, without limitation, Capital Stock) acquired with respect to the Target subject to Permitted Liens, to the extent required, and in accordance with the Security Documents and the Target, if a Person, shall have executed a joinder agreement in accordance with the terms of Section 7.11, (iii) the Target shall have earnings before interest, taxes, depreciation and amortization for the four fiscal quarters prior to the acquisition date in an amount greater than $0 (with pro forma adjustments acceptable to the Administrative Agent), (iv) such acquisition shall not be a “hostile” acquisition and shall have been approved by the Board of Directors and/or shareholders of the applicable Consolidated Party and the Target, (vi) after giving effect to such acquisition, there shall be at least $15,000,000 of Excess Availability (including Eligible Inventory and Eligible Accounts Receivable of the Target, it being agreed that no Inventory of the Target shall be Eligible Inventory until the Administrative Agent shall have received all documentation that it reasonably requests, including, without limitation, a satisfactory appraisal, and no Accounts of the Target shall be Eligible Accounts Receivable until the Administrative Agent shall have received all documentation that it reasonably requests, including, without limitation, a satisfactory field examination) and (v) the total cash consideration for all such acquisitions made during the term of this Agreement shall not exceed $5,000,000 in the aggregate.
     “Permitted Holder” means, collectively, the parties to the Stockholder’s Agreement, dated as of March 15, 1990, as amended from time to time, by and among National City Bank (Cleveland, Ohio), as depository, the Participating Stockholders (as defined therein) and NACCO; provided, however, that for purposes of this definition only, the definition of Participating Stockholders contained in the Stockholders Agreement shall be such definition in effect on the Fourth Amendment Effective Date.
     “Quarterly Average Excess Availability” means, at any time, the average of the Excess Availability for each day of the immediately preceding calendar quarter as calculated by the Agent (which shall be conclusive absent manifest error).
     “Spinoff” means the transfer by NACCO or one of its wholly-owned Subsidiaries of its ownership interest in Holdings to the shareholders of NACCO pursuant to a spinoff transaction.
     “Spinoff Agreement” means that certain Amended and Restated Spinoff Agreement, dated April 15, 2007, by and among NACCO, Housewares Holding Company, Holdings and the Company.
     “Term Loan” shall have the meaning assigned to the term “Term Loan” in the Term Loan Term Sheet.
     “Term Loan Administrative Agent” means UBS AG, Stamford Branch, in its capacity as administrative agent under the Term Loan Credit Agreement, together with its successors and assigns.
     “Term Loan Cap Amount” means $150,000,000.
     “Term Loan Commitment Letter” means that certain commitment letter dated April 25, 2007 from Wachovia Bank, National Association, Wachovia Capital Markets, LLC, UBS Securities LLC, UBS Loan Finance LLC and UBS AG, Stamford Branch to the Company and Holdings, a copy of which is attached to the Fourth Amendment as Exhibit B.

     “Term Loan Commitment Papers” means the Term Loan Term Sheet and the Term Loan Commitment Letter.
     “Term Loan Credit Agreement” means a credit agreement evidencing a senior secured term loan credit facility on the terms and conditions set forth in the Term Loan Commitment Papers to be entered into by the U.S. Credit Parties, the Term Loan Administrative Agent and the various lenders and agents thereunder, a copy of which is attached to the Fourth Amendment as Exhibit C, as the same may be amended, supplemented, restated or otherwise modified from time to time to the extent permitted hereunder.
     “Term Loan Documents” shall have the meaning set forth in the Intercreditor Agreement.
     “Term Loan Obligations” shall have the meaning set forth in the Intercreditor Agreement.
     “Term Loan Term Sheet” means the Summary of Terms and Conditions describing a $125,000,000 Senior Secured Term Loan B Facility attached to the Term Loan Commitment Letter as Exhibit A.
     “Transition Services Agreement” means that certain Transition Services Agreement to be entered into by and among NACCO, Holdings and Kitchen Collection, Inc.
     (R) The definitions of the terms “Closing Date Interest Rate Protection Agreements”, “Current Derivative Exposure”, “Eligible Trademarks Amount”, “Derivative Reserve”, “Eligible Mexican Accounts Receivable”, “Extraordinary Dividend”, “Funded Derivative Reserve”, “Initial Current Derivative Exposure”, “Inventory Reliance Percentage”, “NACCO Debt” and “Special Dividend” are hereby deleted from Section 1.1 of the Credit Agreement.
     SUBPART 2.2. Amendment to Section 6.20. Section 6.20 of the Credit Agreement is hereby amended by adding the word “patents,” in the first line between the words “right to use, all” and “trademarks, tradenames”.
     SUBPART 2.3. Amendment to Section 7.1. Section 7.1 of the Credit Agreement is hereby amended by re-lettering clause (k) as clause (l) and adding a new clause (k) which shall read as follows:
     (k) Term Loan Notices. Promptly upon receipt thereof, the Company shall furnish to the Administrative Agent copies of all notices delivered to the Company or sent by or on behalf of the Company with respect to the Term Loan (other than notices that are duplicative of notices delivered hereunder and conversion/continuation notices); and

     SUBPART 2.4. Amendment to Section 7.8. Section 7.8 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:
     7.8 [Reserved].
     SUBPART 2.5. Amendment to Section 7.10. Section 7.10 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:
     The proceeds of the Loans hereunder will be used solely (a) for capital expenditures and general corporate and working capital purposes of the Borrowers and their Subsidiaries in the ordinary course of business and (b) as otherwise permitted under this Agreement.
     SUBPART 2.6. Amendment to Section 7.13. Section 7.13(b) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:
(b) The Administrative Agent shall be entitled to obtain new Inventory Appraisals from time to time as it deems necessary. At least one Inventory Appraisal will be conducted per year for the first two years following the Fourth Amendment Effective Date and each year thereafter until such time as the Leverage Ratio falls below 2.5 to 1.0, each such Inventory Appraisal to be at the Credit Parties’ expense. Prior to the occurrence and continuance of an Event of Default, any additional Inventory Appraisals shall be at the expense of the Lenders on a pro rata basis according to each such Lender’s aggregate Commitment as of the date such Inventory Appraisal is requested. After the occurrence and during the continuance of an Event of Default, each Inventory Appraisal shall be at the sole expense of the Credit Parties. Upon receipt of each new Inventory Appraisal, the Administrative Agent shall be entitled to adjust the Applicable Inventory Percentage, as appropriate.
     SUBPART 2.7. Amendment to Article VIII. Article VIII of the Credit Agreement is hereby amended as follows:
     (A) Section 8.1 is hereby deleted in its entirety and replaced with the following:
     8.1 Fixed Charge Coverage Ratio.
     If, at any time, Excess Availability is less than $25,000,000 (the “Availability Threshold”) for more than three consecutive days, the Consolidated Group shall maintain a Fixed Charge Coverage Ratio of not less than 1.00 to 1.00. If the Availability Threshold is triggered, compliance with this covenant will be tested retroactively as of the most recently ended fiscal quarter for which financial statements were required to have been delivered pursuant to Section 7.1(b), and compliance with this covenant will be tested as of each subsequent fiscal quarter end thereafter until Excess Availability is greater than the Availability Threshold for each day during one complete fiscal quarter.

     (B) Sections 8.2 and 8.3 are hereby deleted in their entirety.
     SUBPART 2.8. Amendment to Section 9.1. Section 9.1 of the Credit Agreement is hereby amended as follows:
     (A) Clause (d) is hereby amended by deleting the words “(exluding the Mexican Property Financing)”.
     (B) Clause (f) is hereby deleted in its entirety and replaced with the following:
     (f) obligations of the Borrowers in respect of Hedging Agreements (including Interest Rate Protection Agreements) entered into in order to manage existing or anticipated interest rate, exchange rate or commodity price risks and not for speculative purposes;
     (C) Clause (g) is hereby deleted in its entirety and replaced with the following:
     (g) the guaranty by one Credit Party of another Credit Party’s obligations, to the extent such obligations constitute Indebtedness permitted hereunder;
     (D) Clause (k) is hereby deleted in its entirety and replaced with the following:
     (k) provided that the Intercreditor Agreement has been executed and delivered, the Term Loan Obligations of the Company in an aggregate principal amount not to exceed the Term Loan Cap Amount and renewals, refinancings or extensions thereof in whole or in part, so long as the Intercreditor Agreement or a replacement intercreditor agreement satisfactory to Administrative Agent and all the Lenders is in effect;
     (E) Clause (l) is hereby deleted in its entirety and replaced with the following:
     (l) [Intentionally Omitted];
     SUBPART 2.9. Amendment to Section 9.5. Section 9.5 of the Credit Agreement is hereby amended by deleting clause (i) in its entirety and replacing it with the following:
     (i) sales, licenses, assignments, transfers and other dispositions of Intellectual Property in the ordinary course of business and the license of Intellectual Property to The Kitchen Collection, Inc. without any right of The Kitchen Collection, Inc. to sublicense such Intellectual Property; and
     SUBPART 2.10. Amendment to Section 9.7. Section 9.7 of the Credit Agreement is hereby amended by deleting the proviso at the end thereof in its entirety and replacing it with the following:

     provided, that the following transactions shall be permitted (i) the license of Intellectual Property by the Company to The Kitchen Collection, Inc. without the right of The Kitchen Collection, Inc. to sublicense such Intellectual Property, (ii) payments or repayments of advances to NACCO or Holdings pursuant to the Tax Sharing Agreement to the extent consistent with past practices, (iii) transactions permitted pursuant to Sections 9.1, 9.4, 9.5, 9.10 or 9.11, (iv) transactions pursuant to and in accordance with the Transition Services Agreement; and (v) transactions pursuant to and in accordance with the terms of the Spinoff Agreement.
     SUBPART 2.11. Amendment to Section 9.11. Section 9.11 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:
     9.11 Restricted Payments.
     The Consolidated Parties will not make any Restricted Payment other than, without duplication:
     (a) (i) dividends, distributions or other payments from any Consolidated Party (other than a Credit Party) to any Borrower, (ii) distributions or other payments from any U.S. Credit Party to any Canadian Credit Party not to exceed $5,000,000 in the aggregate (which $5,000,000 limitation shall include Investments made pursuant to clause (c)(i) of the definition of Permitted Investments, loans under Section 9.1(e)(iii) and asset dispositions under Section 9.5(d)(v)), and (iii) dividends, distributions or other payments from any Canadian Credit Party to any U.S. Credit Party not to exceed $15,000,000 in the aggregate (which $15,000,000 limitation shall include Investments made pursuant to clause (c)(ii) of the definition of Permitted Investments, loans under Section 9.1(e)(i) and asset dispositions under Section 9.5(d)(vi));
     (b) the payment by the Company of cash dividends on its common Capital Stock in the aggregate not to exceed in any one fiscal year an amount equal to (A) $5,000,000 plus (B) 50% of Consolidated Net Income since the Fourth Amendment Effective Date, plus (C) 100% of the Net Cash Proceeds of any Equity Issuances since the Closing Date; provided, that both before and after the payment of such dividends, no Default or Event of Default shall exist;
     (c) the payment of the Dividend with the proceeds of the Term Loan;
     (d) dividends or distributions by any Borrower to Holdings consistent with past practices (i) to pay franchise taxes and other amounts allocable to any Borrower and its respective Subsidiaries required by Holdings to maintain its corporate existence, and (ii) to reimburse Holdings for the payment of amounts relating to travel and entertainment expenses and legal, consulting, software, accounting and other similar services provided by third parties on the Borrowers’ or any of their Subsidiaries’ behalf in the ordinary course of its business;

     (e) dividends or distributions by the Borrowers to Holdings to pay for all operating and overhead expenses of Holdings actually incurred by Holdings (including, without limitation, salaries and other compensation of employees, and directors’ fees and expenses);
     (f) prior to the consummation of the Spinoff, payments or repayments of advances to NACCO or Holdings pursuant to the Tax Sharing Agreement to the extent consistent with past practices; and
     (g) payments pursuant to and in accordance with the terms of the Transition Services Agreement.
     SUBPART 2.12. Amendment to Section 9.15. Section 9.15 of the Credit Agreement is hereby amended by adding the following paragraph:
     No Term Loan Document may be amended or otherwise modified and no Term Loan Obligations may be refinanced other than consistent with, and subject to, the terms of the Intercreditor Agreement.
     SUBPART 2.13. Amendment to Section 9.20. Section 9.20 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:
     9.20 Excess Availability.
     The Credit Parties will not permit Excess Availability to be less than $15,000,000 (net of past due accounts payable) at any time.
     SUBPART 2.14. Addition of Section 9.21. A new Section 9.21 is hereby added in appropriate numerical order which shall read as follows:
     9.21 Prepayments of the Term Loan Obligations.
     No optional or mandatory prepayments in respect of the Term Loan shall be made other than in accordance with the terms of Section 2.10 (and the defined terms used therein) of the Term Loan Credit Agreement as in effect on the date of Term Loan Credit Agreement, as amended from time to time in accordance with the terms of the Intercreditor Agreement. For the avoidance of doubt, scheduled payments of principal and interest in respect of the Term Loan are permitted.
     SUBPART 2.15. Amendment to Article X. Article X of the Credit Agreement is hereby amended by adding a new Section 10.4 which shall read as follows:
     10.4 Intercreditor Agreement.

     Each of the Lenders hereby acknowledges that it has received and reviewed the Intercreditor Agreement and agrees to be bound by the terms thereof. Each Lender (and each Person that becomes a Lender hereunder pursuant to Section 14.3) hereby authorizes the Administrative Agent to enter into the Intercreditor Agreement on behalf of such Lender and agrees that the Administrative Agent may take such actions on its behalf as is contemplated by the terms of the Intercreditor Agreement.
     SUBPART 2.16. Amendment to Section 11.1. Section 11.1 of the Credit Agreement is hereby amended as follows:
     (A) Clause (g) is hereby amended by adding the words “(including, without limitation, the Term Loan)” following the words “With respect to any Indebtedness” at the beginning of such clause.
     (B) Clause (h) is hereby amended by deleting the number “1,000,000” and replacing it with the number “2,000,000.
     (C) Clause (l) is hereby deleted in its entirety and replaced with the following:
     (l) Defective Liens. Other than with respect to de minimus items of Collateral not to exceed $250,000 in the aggregate, any security interest and Lien purported to be created by any Security Document shall cease to be in full force and effect (other than in accordance with its terms), or shall cease to give the Administrative Agent for the benefit of the Lenders, the Liens, rights, powers and privileges purported to be created and granted under such Security Document in favor of the Administrative Agent, including a perfected first priority security interest in and Lien on all of the Collateral (except as otherwise expressly provided in this Agreement or such Security Document, subject to Permitted Liens), or shall be asserted by the Borrower or any other Credit Party not to be a valid, perfected and first priority security interest in or Lien on the Collateral covered thereby (except as otherwise expressly provided in this Agreement or such Security Document, subject to Permitted Liens).
     (D) The following new clause (m) is hereby added to Section 11.1:
     (m) Intercreditor Agreement. The Intercreditor Agreement, at any time after its execution and delivery and for any reason (other than (i) as expressly permitted hereunder, (ii) upon satisfaction in full of all the Obligations or (iii) if terminated by the Lenders), ceases to be in full force and effect or is determined by any Governmental Authority or arbitral entity having jurisdiction to be void, unenforceable or otherwise not in full force and effect, in whole or in part, for any reason.

PART III
CONDITIONS TO EFFECTIVENESS
     SUBPART 3.1. Amendment Effective Date. This Amendment shall be and become effective as of the date hereof (the “Amendment Effective Date”) when all of the conditions set forth in this Subpart 3.1 shall have been satisfied.
SUBPART 3.1.1. Execution of Counterparts of Amendment. The Administrative Agent shall have received counterparts of this Amendment, which collectively shall have been duly executed on behalf of the Borrower and all of the Lenders.
SUBPART 3.1.2. Amendment Fee. The Company shall have paid or caused to be paid an amendment fee to the Administrative Agent in connection with this Amendment for the account of each Lender that shall have returned executed signature pages to this Amendment on May 30, 2007, as directed by the Administrative Agent, in an aggregate amount equal to $172,500 to be shared by such Lenders on a pro rata basis according to each such Lender’s aggregate Commitment as of the date hereof.
SUBPART 3.1.3. Other Fees. The Company shall have paid or caused to be paid such other fees and expenses owed by them to the Lenders and the Administrative Agent to the extent invoiced prior to the Fourth Amendment Effective Date or reflected in the Fourth Amendment Fee Letter.
SUBPART 3.1.4. Resolutions. The Administrative Agent shall have received certified copies of resolutions of the board of directors of each of the Borrowers and consents from any applicable third party approving this Amendment and authorizing the execution and delivery hereof.
SUBPART 3.1.5. Legal Opinion. The Administrative Agent shall have received an opinion, or opinions, in form and substance satisfactory to the Administrative Agent, addressed to the Agents on behalf of the Lenders and dated as of the date hereof, from U.S. legal counsel to the Credit Parties which covers, among other matters, valid corporate existence and authority, legality, validity and binding effect of this Amendment and the Credit Agreement, as amended by this Amendment, and the absence of any violation of law or regulation or conflict with any existing material contracts.
SUBPART 3.1.6. Opening Availability. The Company shall have Excess Availability of at least $25,000,000 on the Fourth Amendment Effective Date, after giving effect to the transactions contemplated by this Amendment
SUBPART 3.1.7. Payment of Legal Fees. The Company shall have paid or caused to be paid (i) the legal fees and expenses of Moore & Van Allen, PLLC, legal counsel to the Administrative Agent, related to this Amendment and the transactions contemplated hereby and (ii) the outstanding legal fees and expenses of Border Ladner Gervais, Canadian legal counsel to the Administrative Agent.

SUBPART 3.1.8 Other Documents. The Administrative Agent shall have received such other documentation and legal opinions as the Administrative Agent may reasonably request in connection with the foregoing, all in form reasonably satisfactory to the Administrative Agent.
PART IV
REPRESENTATIONS AND WARRANTIES
     SUBPART 4.1. Each Borrower hereby represents and warrants that (i) the representations and warranties contained in Article VI of the Credit Agreement are true and correct in all material respects on and as of the date hereof as though made on and as of such date (except for those which by their terms expressly relate to an earlier date) and after giving effect to the transactions contemplated herein, (ii) no Default or Event of Default has occurred and is continuing on and as of the date hereof and after giving effect to the transactions contemplated herein, (iii) it has the corporate power and authority to execute and deliver this Amendment and to perform its obligations hereunder and has taken all necessary corporate action to authorize the execution, delivery and performance by it of this Amendment, and (iv) it has duly executed and delivered this Amendment, and this Amendment constitutes its legal, valid and binding obligation enforceable in accordance with its terms except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws affecting the rights of creditors generally or by general principles of equity.
PART V
MISCELLANEOUS
     SUBPART 5.1. Cross-References. References in this Amendment to any Part or Subpart are, unless otherwise specified, to such Part or Subpart of this Amendment.
     SUBPART 5.2. Instrument Pursuant to Credit Agreement. This Amendment is a Credit Document executed pursuant to the Credit Agreement and shall (unless otherwise expressly indicated therein) be construed, administered and applied in accordance with the terms and provisions of the Credit Agreement.
     SUBPART 5.3. References in Other Credit Documents. At such time as this Amendment shall become effective pursuant to the terms of Subpart 3.1, all references in the Credit Documents to the “Credit Agreement” shall be deemed to refer to the Credit Agreement as amended by this Amendment.
     SUBPART 5.4. Survival. Except as expressly modified and amended in this Amendment, all of the terms and provisions and conditions of each of the Credit Documents shall remain unchanged.
     SUBPART 5.5. Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and it shall not be necessary in making proof of this Amendment to produce or account for more than one such counterpart. Delivery of an executed counterpart of this Amendment by telecopy shall be as effective as an original executed counterpart hereof and shall constitute a representation that an original executed counterpart will be delivered.
     SUBPART 5.6. Governing Law. THIS AMENDMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF.
     SUBPART 6.7. Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
     SUBPART 6.8. Anticipated Subordination of Lien in Certain Collateral. The Agent and the Lenders hereby acknowledge and agree that the terms of the Intercreditor Agreement to be entered into with the Term Loan Administrative Agent at the time of the execution of the Term Loan Documents will subordinate the Administrative Agent’s existing lien in certain collateral as described in the Summary of Terms and Conditions describing this amendment and the Term Loan Commitment Papers.
[remainder of page intentionally left blank]

     Each of the parties hereto has caused a counterpart of this Amendment to be duly executed and delivered as of the date first above written.

COMPANY:	HAMILTON BEACH/PROCTOR-SILEX, INC.,

	By:	/s/ James H. Taylor

	Name:	James H. Taylor
	Title:	Vice President, Chief Financial Officer and Treasurer

U.S. SUBSIDIARY BORROWERS:

NONE.

CANADIAN BORROWER:

PROCTOR-SILEX CANADA INC.

	By:	/s/ James H. Taylor

	Name:	James H. Taylor
	Title:	Vice President, Chief Financial Officer and Treasurer

AGENTS AND LENDERS:

WACHOVIA BANK, NATIONAL ASSOCIATION
in its capacity as Administrative Agent and as a Lender

By:	/s/ Bruce Rhodes

Name:	Bruce Rhodes
Title:	Director

WACHOVIA CAPITAL FINANCE CORPORATION
(CANADA) (as successor to Congress Financial
Corporation (Canada)), in its capacity as Canadian Agent

By:	/s/ Bruce Rhodes

Name:	Bruce Rhodes
Title:	Director

KEY BANK, NATIONAL ASSOCIATION
in its capacity as Syndication Agent and as a Lender

By:	/s/ Timothy W. Kenealy

Name:	Timothy W. Kenealy
Title:	Vice President

BANK OF AMERICA, N.A.,
in its capacity as Documentation Agent and as a Lender

By:	/s/ Seth Benefield

Name:	Seth Benefield
Title:	Vice President

NATIONAL CITY BUSINESS CREDIT, INC.,
in its capacity as Documentation Agent and as a Lender

By:	/s/ Tom Buda

Name:	Tom Buda
Title:	VP
[end of signature pages]

Exhibit A
to
Fourth Amendment to Credit Agreement
Form of Intercreditor Agreement
See attached.

Exhibit B
to
Fourth Amendment to Credit Agreement
Term Loan Commitment Letter
See attached.

Exhibit C
to
Fourth Amendment to Credit Agreement
Term Loan Credit Agreement
See attached.